Exhibit 99.1

FOR:	NATHAN'S FAMOUS, INC.

COMPANY	Robert Steinberg, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

FOR IMMEDIATE RELEASE

NATHAN'S FAMOUS, INC.
REPORTS YEAR END AND FOURTH QUARTER RESULTS

Declares Quarterly Cash Dividend Of $0.50 Per Share.

JERICHO, N.Y., June 12, 2024 -- Nathan's Famous, Inc. (NASDAQ:NATH) today reported results for its fiscal year and fourth quarter ended March 31, 2024.

Effective June 12, 2024, the Board of Directors declared its first quarterly cash dividend for fiscal 2025 of $0.50 per share, which is payable on July 2, 2024 to shareholders of record at the close of business on June 24, 2024.

For the fiscal year ended March 31, 2024:

●	Revenues were $138,610,000 for the fifty-three weeks ended March 31, 2024 (“fiscal 2024”) as compared to $130,785,000 for the fifty-two weeks ended March 26, 2023 (“fiscal 2023”);
●	Income from operations was $32,506,000 for fiscal 2024 as compared to $34,445,000 for fiscal 2023;
●	Adjusted EBITDA[1] for fiscal 2024, a non-GAAP financial measure, was $34,843,000 as compared to $36,383,000 for fiscal 2023;
●	Income before provision for income taxes was $27,451,000 for fiscal 2024 as compared to $26,804,000 for fiscal 2023;
●	Net income was $19,616,000 for fiscal 2024 as compared to $19,623,000 for fiscal 2023; and
●	Earnings per diluted share was $4.80 per share for fiscal 2024 which was comparable to $4.80 per share for fiscal 2023.

For the fourteen weeks ended March 31, 2024:

●

Revenues were $28,991,000 for the fourteen weeks ended March 31, 2024 (“fourth quarter fiscal 2024”) as compared to $27,414,000 for the thirteen weeks ended March 26, 2023 (“fourth quarter fiscal 2023”);

●	Income from operations was $6,802,000 for the fourth quarter fiscal 2024 as compared to $6,419,000 for the fourth quarter fiscal 2023;
●	Adjusted EBITDA[1] for the fourth quarter fiscal 2024, a non-GAAP financial measure, was $7,282,000 as compared to $7,096,000 for the fourth quarter fiscal 2023;

1 EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please see the definitions of EBITDA and Adjusted EBITDA on page 3 of this release and the reconciliation of EBITDA and Adjusted EBITDA to net income in the table at the end of this release.

NATHAN’S REPORTS/2

●	Income before provision for income taxes was $5,720,000 for the fourth quarter fiscal 2024 as compared to $4,353,000 for the fourth quarter fiscal 2023;
●	Net income was $3,910,000 for the fourth quarter fiscal 2024 as compared to $3,265,000 for the fourth quarter fiscal 2023; and
●	Earnings per diluted share was $0.96 per share for the fourth quarter fiscal 2024 as compared to $0.80 per share for the fourth quarter fiscal 2023.

The Company also reported the following:

●

License royalties increased to $33,581,000 during fiscal 2024 as compared to $33,455,000 during fiscal 2023. During fiscal 2024, royalties earned under the retail agreement, including the foodservice program, from Smithfield Foods, Inc., were $30,068,000 as compared to $29,998,000 during fiscal 2023.

●

In the Branded Product Program, which features the sale of Nathan’s hot dogs to the foodservice industry, sales increased by $7,605,000 to $86,489,000 during fiscal 2024 as compared to $78,884,000 during fiscal 2023. The volume of hot dogs sold by the Company increased by approximately 2%. Our average selling price, which is partially correlated to the beef markets, increased by approximately 7% compared to the prior year period. Income from operations decreased by $692,000 to $8,284,000 during fiscal 2024 as compared to $8,976,000 during fiscal 2023 due primarily to a 10% increase in the cost of beef and beef trimmings.

●

Sales from Company-owned restaurants were $12,103,000 during fiscal 2024 as compared to $12,161,000 during fiscal 2023. Sales were negatively impacted by reduced traffic as a result of unfavorable weather conditions during the summer season.

●

Revenues from franchise operations were $4,356,000 during fiscal 2024 as compared to $4,292,000 during fiscal 2023. Total royalties were $3,886,000 during fiscal 2024 as compared to $3,636,000 during fiscal 2023. The increase in franchise royalties during fiscal 2024 was primarily due to an increase in franchise restaurant sales of $4,678,000 to $68,417,000 as compared to $63,739,000 during fiscal 2023[2]. Total franchise fee income, including cancellations fees, was $470,000 during fiscal 2024 as compared to $656,000 during fiscal 2023. Seventeen new franchised locations opened during fiscal 2024.

2 Franchise restaurant sales are not revenues of the Company and are not included in the Company’s Consolidated Financial Statements.

NATHAN’S REPORTS/3

●	Advertising revenue was $2,081,000 during fiscal 2024 as compared to $1,993,000 during fiscal 2023.

●

On March 1, 2024, the Company paid the $0.50 per share regular cash dividend that was declared by the Board of Directors effective February 1, 2024 to shareholders of record at the close of business of February 20, 2024.

Certain Non-GAAP Financial Information:

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America ("US GAAP"), the Company is disclosing EBITDA, a non-GAAP financial measure which is defined as net income, excluding (i) interest expense; (ii) provision for income taxes and (iii) depreciation and amortization expense. The Company is also disclosing Adjusted EBITDA, a non-GAAP financial measure which is defined as EBITDA, excluding (i) loss on debt extinguishment, (ii) loss on disposal of property and equipment and (iii) share-based compensation that the Company believes will impact the comparability of its results of operations.

The Company believes that EBITDA and Adjusted EBITDA are useful to investors to assist in assessing and understanding the Company's operating performance and underlying trends in the Company's business because EBITDA and Adjusted EBITDA are (i) among the measures used by management in evaluating performance and (ii) are frequently used by securities analysts, investors and other interested parties as a common performance measure.

EBITDA and Adjusted EBITDA are not recognized terms under US GAAP and should not be viewed as alternatives to net income or other measures of financial performance or liquidity in conformity with US GAAP. Additionally, our definitions of EBITDA and Adjusted EBITDA may differ from other companies. Analysis of results and outlook on a non-US GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with US GAAP. Please see the table at the end of this press release for a reconciliation of EBITDA and Adjusted EBITDA to net income.

About Nathan’s Famous

Nathan’s is a Russell 2000 Company that currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, and eighteen foreign countries through its restaurant system, foodservice sales programs and product licensing activities. For additional information about Nathan’s Famous, please visit our website at www.nathansfamous.com.

NATHAN’S REPORTS/4

Except for historical information contained in this news release, the matters discussed are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Among the factors that could cause actual results to differ materially include but are not limited to: the impact of disease epidemics such as the COVID-19 pandemic; increases in the cost of food and paper products; the impact of price increases on customer visits; the status of our licensing and supply agreements, including our licensing revenue and overall profitability being substantially dependent on our agreement with Smithfield Foods, Inc..; the impact of our debt service and repayment obligations under the 2025 Notes, including the effect on our ability to fund working capital, operations and make new investments; economic (including inflationary pressures like those currently being experienced); weather (including the impact on sales at our restaurants particularly during the summer months), and changes in the price of beef trimmings; our ability to pass on the cost of any price increases in beef and beef trimmings; legislative and business conditions; the collectability of receivables; changes in consumer tastes; the continued viability of Coney Island as a destination location for visitors; the ability to attract franchisees; the impact of the minimum wage legislation on labor costs in New York State or other changes in labor laws, including regulations which could render a franchisor as a “joint employee” or the impact of our union contracts; our ability to attract competent restaurant and managerial personnel; the enforceability of international franchising agreements; the future effects of any food borne illness, such as bovine spongiform encephalopathy, BSE and e coli; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.

NATHAN’S REPORTS/5

Nathan's Famous, Inc. and Subsidiaries

	Fourteen	Thirteen	Fifty-three	Fifty-two
	weeks ended	weeks ended	weeks ended	weeks ended
	Mar. 31, 2024	Mar. 26, 2023	Mar. 31, 2024	Mar. 26, 2023
Financial Highlights

Total revenues	$28,991,000	$27,414,000	$138,610,000	$130,785,000

Income from operations (a)	$6,802,000	$6,419,000	$32,506,000	$34,445,000

Net income	$3,910,000	$3,265,000	$19,616,000	$19,623,000

Income per share:
Basic	$0.96	$0.80	$4.81	$4.80
Diluted	$0.96	$0.80	$4.80	$4.80

Weighted-average shares used in computing income per share:
Basic	4,085,000	4,080,000	4,081,000	4,089,000
Diluted	4,088,000	4,086,000	4,087,000	4,090,000

Select Segment Information

Revenues
Branded product program	$18,279,000	$17,022,000	$86,489,000	$78,884,000
Product licensing	7,506,000	7,391,000	33,581,000	33,455,000
Restaurant operations	2,626,000	2,512,000	16,459,000	16,453,000
Corporate (b)	580,000	489,000	2,081,000	1,993,000
Total Revenues	$28,991,000	$27,414,000	$138,610,000	$130,785,000

Income from operations (c)
Branded product program	$2,515,000	$1,973,000	$8,284,000	$8,976,000
Product licensing	7,460,000	7,345,000	33,399,000	33,273,000
Restaurant operations	(339,000)	(195,000)	1,661,000	1,684,000
Corporate (d)	(2,834,000)	(2,704,000)	(10,838,000)	(9,488,000)
Income from operations (c)	$6,802,000	$6,419,000	$32,506,000	$34,445,000

(a)	Excludes loss on debt extinguishment, interest expense, interest income, and other income, net.
(b)	Represents Advertising Fund revenue.
(c)

Excludes loss on debt extinguishment, interest expense, interest income, and other income, net which are managed centrally at the corporate level, and, accordingly, such items are not presented by segment since they are excluded from the measure of profitability reviewed by the Chief Operating Decision Maker.

(d)

Consists principally of administrative expenses not allocated to the operating segments such as executive management, finance, information technology, legal, insurance, corporate office costs, incentive compensation, compliance costs, and the operating results of the advertising fund.

NATHAN’S REPORTS/6

Nathan's Famous, Inc. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Fourteen weeks	Thirteen weeks	Fifty-three	Fifty-two
	ended	ended	weeks ended	weeks ended
	Mar. 31, 2024	Mar. 26, 2023	Mar. 31, 2024	Mar. 26, 2023

EBITDA
Net Income	$3,910,000	$3,265,000	$19,616,000	$19,623,000

Interest Expense	1,136,000	1,911,000	5,355,000	7,742,000

Provision for income taxes	1,810,000	1,088,000	7,835,000	7,181,000

Depreciation and amortization	239,000	298,000	1,135,000	1,135,000

EBITDA	$7,095,000	$6,562,000	$33,941,000	$35,681,000

Adjusted EBITDA
EBITDA	$7,095,000	$6,562,000	$33,941,000	$35,681,000

Loss on debt extinguishment	-	357,000	169,000	357,000

Loss on disposal of property and equipment	-	-	-	87,000

Share-based compensation	187,000	177,000	733,000	258,000

Adjusted EBITDA	$7,282,000	$7,096,000	$34,843,000	$36,383,000